NOTICE OF ANNUAL MEETING OF

                             SHAREHOLDERS To Be Held

                                  May 12, 2000

To The Shareholders of Mestek, Inc:

         Please take notice that the Annual Meeting of the Shareholders of Mestek, Inc. (the "Company") will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts adjacent to the Company's headquarters, on Friday, May 12, 2000 at 11:00 a.m. local time, for the following purposes:

         1. To elect a Board of nine (9) Directors for one-year terms, each to hold office until his or her successor is elected and qualified or he or she shall resign or be removed.

         2. To approve the appointment by the Board of Directors of Grant Thornton as independent accountants to audit the books of the Company for the year ending December 31, 2000.

         3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Pursuant to the By-Laws of the Company, the Board of Directors has, by resolution, fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 1999 which has been mailed to all shareholders. Please refer to it for information concerning the affairs of the Company. The Annual Report does not constitute proxy soliciting material.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                  By Order of the Board of Directors

                                  Mestek, Inc.

                                  R. BRUCE DEWEY, Secretary
260 North Elm Street
Westfield, Massachusetts

March 31, 2000

                                  MESTEK, INC.

                                 GENERAL OFFICES

                              260 North Elm Street

                         Westfield, Massachusetts 01085

                                 March 31, 2000

                                 PROXY STATEMENT

                  FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  May 12, 2000

                                     Friday

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as "Mestek" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons.

         If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

                                  VOTING RIGHTS

         The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its Common Stock at the close of business on March 31, 2000, the record date. As of such date, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 8,743,103 of which are entitled to vote. The Company is not entitled to vote the 867,032 shares of Common Stock held in the treasury, 500,000 of which are reserved for the Mestek, Inc. 1996 Stock Option Plan.

         Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are nine (9) directors to be elected at the Annual Meeting to be held May 12, 2000. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of Proposal 2.

                              FINANCIAL STATEMENTS

         The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1999, are included in the Company's 1999 Annual Report to Shareholders, which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.

                              SHAREHOLDER PROPOSALS

         Proposals which shareholders wish to present for consideration at the Annual Meeting to be held in 2001 must be received at the Company's General Offices no later than December 31, 2000 in order to be included in the Company's proxy statement relating to such meeting.

                               EXECUTIVE OFFICERS

         The executive officers of the Company in addition to Mr. J.E. Reed, whose biography appears in the section entitled "ELECTION OF DIRECTORS" below, are the following:


James A. Burk         Age 54                           Vice President since 1986

         Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Burk had been a Vice President of Reed since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed since 1965. Mr. Burk is the son of E. Herbert Burk, Director of the Company.


R. Bruce Dewey        Age 48                    Senior Vice President since 1994
                                                   and Secretary since 1992.

         Mr. Dewey was General Counsel prior to 1999 and Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979. Since
September 9, 1999, Mr. Dewey has been spending 75% of his time as CEO and a Director of Simione Central Holdings, Inc., an investment of the Company recently merged with MCS, Inc., formerly a wholly-owned subsidiary of the Company.

William S. Rafferty            Age 48             Senior Vice President of Sales
                                                     and Marketing since 1991.

         Mr. Rafferty was Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984. As of March 24, 2000, Mr. Rafferty is on a medical leave of absence from the Company.

Stephen M. Shea       Age 43          Senior Vice President-Finance  since 1994
                                         and Chief Financial Officer since 1990.

         Mr. Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 to 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.


                             EXECUTIVE COMPENSATION

         Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below, information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999, 1998 and 1997, of those persons who were at December 31, 1999 (a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving in such capacity at December 31, 1999, as determined by the Directors.

                           SUMMARY COMPENSATION TABLE

         Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.

NAME AND                        ANNUAL                     LONG-TERM
PRINCIPAL POSITION           COMPENSATION                 COMPENSATION

                                                          Securities
                                                          Underlying
                                                          Options
                                                          Granted      All Other
                     Fiscal    Salary    Bonus    Other   (Shares)  Compensation
                       Yr.      ($)     ($)(1)      (2)     (3)        ($) (4)
                     ------    ------    ------   ------   ------   ------------


John E. Reed          1999     262,000   662,600    -        -            7,626

Chairman of the       1998     262,000   668,000    -        -            7,656
Board, President      1997     262,000   623,000    -        -            7,740
and Chief Executive
Officer (5)

William S.            1999     159,710   131,510    -      25,000        27,671
Rafferty, Senior      1998     149,635    98,750    -        -           28,013
Vice President-       1997     130,000   138,540    -        -           23,863
Marketing

R. Bruce Dewey        1999     163,000   108,390    -      25,000        23,667
Senior Vice           1998     149,635   100,200    -        -           23,995
President (6)         1997     124,875   115,950    -        -           22,939

James A. Burk         1999     109,070   132,810    -       5,000        28,643
Vice President        1998     105,800   115,650    -        -           28,901
                      1997     102,350   163,350    -        -           28,478

Stephen M. Shea       1999     129,620    72,600    -      15,000        17,439
Senior Vice           1998     119,890    66,800    -         -          17,525
President-Finance     1997     108,000    77,300    -         -          16,494

                           NOTES TO SUMMARY COMPENSATION TABLE


(1) Certain executive officers whose corporate responsibilities are applicable to all segments of the Company's business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the "Executive Officer Bonus Policy"). Under the Executive Officer Bonus Policy the bonus for an eligible executive officer is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. Messrs. J.E. Reed, S.M. Shea and R.B. Dewey were the only participants in the Executive Officer Bonus Policy for 1999 and they are the only executive officers of Mestek eligible to participate under such Policy for 2000. Mr. J.E. Reed is contractually entitled to participate in the Executive Officer Bonus Policy. In 1999, Mr. J.E. Reed was entitled to receive ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus. All officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company's operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed "profit centers" by the Company) to which such persons are assigned and for which they have specific responsibility (the "Key Employee Bonus Policy"). Under the Key Employee Bonus Policy, the bonus for an eligible executive officer is equal to a percentage (which may be different for each participant) of the amount by which the operating profits of such employee's profit centers for such fiscal year exceed a specified return on the average tangible net assets employed by such profit centers. Messrs. Rafferty and J.A. Burk were awarded bonuses under the Key Employee Bonus Policy for 1999 and they are the only executive officers anticipated to be awarded bonuses under such Policy for 2000.

(2) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 1997, 1998 and 1999, which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of such individuals in the Summary Compensation Table. Such perquisites may include, among others, the compensation attributable to the personal use of a Company automobile and compensation attributable to personal use of club memberships.

(3) In 1996, the Board of Directors recommended, and the shareholders approved, the Mestek, Inc. 1996 Stock Option Plan which provides for the award of up to 500,000 shares of the Company's Common Stock to eligible individuals at the discretion of the Board of Directors. Pursuant to the Plan, several key employees of the Company were awarded stock options under the Plan. Among the executive officers of the Company, Messrs. S.M. Shea, W.S. Rafferty and R.B. Dewey received awards of stock options for 25,000 shares each in 1996. In
January 1999, the Board granted stock options for 25,000 shares to each of Messrs. Rafferty and Dewey and for 15,000 shares to Mr. Shea. In March 1999, the Board granted stock options for 5,000 shares to Mr. J.A. Burk. After the first year of the awards, the stock options vest over a five year period in equal increments of 20% of the total stock option amount, and expire after ten years. All stock options are exercisable at the applicable option price which is equal to the price of the Common Stock as of the grant date, which for the awards in 1996 is $13.75 per share and for the awards in 1999 is $20.00 per share.

(4) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 1997, 1998 and 1999 include the cost of premiums for life insurance and AD&D having a benefit in excess of $50,000 to which individuals other than the Company are beneficiaries, the costs to the Company of the contributions by the Company to each executive officer under the Company's 401(k) Plan whereby the Company matches each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus, the Company's contributions on behalf of each executive officer to the Mestek, Inc. Profit Sharing Plan, whereby the Company contributes three percent (3%) of annual base salary up to the OASDI maximum of $72,600 and six percent (6%) of annual base salary for amounts of compensation in excess of the OASDI maximum of $72,600 (as limited in accordance with the Employee Retirement Income Security Act), and premiums paid by the Company to fund a Supplemental Executive Retirement Plan whereby eligible participants, if they have not forfeited their rights by failing to continue employment with the Company until attaining age 65 (subject to certain change of control provisions), receive (i) a retirement benefit equal to $3,000 or $2,500 (depending upon eligibility) per month for life after retirement from the Company, (ii) a "monthly survivor annuity" benefit upon death equal to half the amount payable under the retirement benefit or (iii) a disability benefit equal to the retirement benefit.

(5) Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days' notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 1999 was $262,000. The contract provides for continuation of salary for six (6) months in the case of death and for twelve
(12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(6) On September 9, 1999, Mr. Dewey was appointed President and Chief Executive Officer of Simione Central Holdings, Inc., a company into which MCS, Inc., a wholly-owned subsidiary of the Company was merged on March 7, 2000. The Company, its directors and executive officers have approximately 56% of the voting control of all classes of Simione stock. Mr. Dewey will spend approximately 75% of his time handling Simione matters and 25% of his time on those of the Company. Simione reimbursed Mestek approximately $41,000 for the services performed by Mr. Dewey in 1999. In addition, Simione granted Mr.Dewey an option to purchase 30,000 shares (adjusted for a one for five reverse stock split) of Simione common stock.

                             OPTION GRANTS IN 1999

                                   Percentage
                      Number of     of Total
                     Securities     Options                               Grant
                     Underlying    Granted to   Exercise                  Date
                      Options      Employees     Price     Expiration   Present
Name                  Granted(1)    in 1999    ($/Share)      Date     Value (2)
----                 -----------   ----------  ---------   ----------  ---------

John E. Reed               -          -           -           -             -

William S. Rafferty    25,000       29.4%      $20.00      1/03/09      $236,000

James A. Burk           5,000        5.9%      $20.00      3/28/09       $47,200

R. Bruce Dewey         25,000       29.4%      $20.00      1/03/09      $236,000

Stephen M. Shea        15,000       17.7%      $20.00      1/03/09      $141,600

(1) The options listed were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant, January 4, 1999 or March 29, 1999, pursuant to the Mestek, Inc. 1996 Stock Option Plan. Each of the grants vest in five equal annual amounts beginning one year from the date of grant, January 4, 2000 and March 29, 2000 respectively. As of December 31, 1999 none of the grants had vested.

(2) Options are valued using a Black-Scholes option pricing model which assumes a historic three-year average volatility of 23.75%, the average dividend yield for the three years ended December 31, 1999 of 0%, a 4.81% risk-free rate of return (based on the ten-year U.S. Treasury note yield for the month of grant), and an expected option life of 10 years. No adjustments are made for risk of forfeiture or non-transferability. Options will have no actual value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. If the grant date present values are realized, total shareowner value will have appreciated since the date of grant by approximately $83.39 million, and the value of the granted options reflected in the table will be approximately 0.8% of the total shareowner appreciation.

                             DIRECTORS COMPENSATION

         Directors of Mestek who are not employees or former employees of the Company were paid in 1999 an annual retainer of $6,000 (paid quarterly), a fee of $1,500 for each Board Meeting attended (including subsidiary boards) and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or a fee of $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Mr. Burk and Mr. S.B. Reed, directors and former officers of the Company, received $24,000 and $120,000 respectively for consulting services performed for the Company in 1999. Certain members of Mestek's Board of Directors are also members of one or more of the subsidiary Boards.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission.

                                     REPORT

         The Compensation Committee of the Board of Directors (the "Committee"), which consists entirely of non-employee Directors, annually reviews the
Company's executive officer compensation program, as well as the levels of compensation to be paid to the Chief Executive Officer and other executive officers, and makes recommendations to the entire Board of Directors regarding compensation to be paid or awarded. The Committee is dedicated to the belief that the compensation of the Company's senior executives must be directly and objectively based on the Company's performance while under their stewardship. Through the establishment and refinement of a pay-for-performance program for executive compensation, utilizing a compensation package including base pay and significant incentive pay programs, the Company has to a large extent accomplished the goals of aligning the financial and long-term interests of the Company's shareholders with the financial interest of its senior executives.

         The Company's compensation program for executive officers consists of the following elements: payments of annual salary, payment of annual performance-based cash bonus based on the financial results of the Company as measured against its pre-established business plans, long-term incentives and certain other benefits, including a supplemental retirement program.

         Base salary. The Compensation Committee annually reviews the annual base salary of the Chief Executive Officer and the recommendations of the Chief Executive Officer of the annual base salary of the Company's other executive officers. The factors upon which the base salary of the Chief Executive Officer and the Company's other senior executive officers are set include the prior performance in meeting or exceeding pre-established business plan goals, the level of responsibility within the Company, and the contributions of the Chief Executive Officer and each of the Company's executive officers which will enhance the long range prospects of the Company, but which may not be immediately apparent. In particular, the major factor in assessing the annual base salary of the Chief Executive Officer is the accomplishment of the sales, profitability and other goals set forth in the business plan of the Company. In 1999 the annual base salary and performance-based cash bonuses of the Chief Executive Officer remained unchanged despite the strong financial results of the Company in the previous years.

         Annual Bonus Plan. The bonus policies under which the Compensation Committee makes its recommendations to the full Board of Directors regarding performance-based cash bonuses are the Executive Officer Bonus Policy and the Key Employee Bonus Policy.

         The Compensation Committee annually determines the eligible executive officers of the Company for participation in the Executive Officer Bonus Policy. The Compensation Committee also establishes the targets by which the Company's financial performance will be measured for purposes of the Executive Officer Bonus Policy, utilizing a specified rate of return on the Company's net investment in its businesses. There are two separate tiers in the Executive Officer Bonus Policy for each executive officer participating therein, based on the operating profits of the Company. The first $5,000,000 of operating profits constitute the first tier, and amounts in excess of $5,000,000 of operating profits constitute the second tier. Each executive officer is assigned a percentage by the Committee in both the first and second tier based on their respective levels of performance and responsibility. The percentage of each participating executive officer is applied to the amounts by which the Company's operating profits exceed the specified targets of return on tangible net worth plus borrowed capital as of January 1st of the fiscal year, after deduction for all other bonuses and goodwill which are eliminated from net worth for this purpose. The specified return target for the Executive Officer Bonus Policy for 1999 was a fifteen percent (15%) return. The percentages assigned to the Chief Executive Officer are determined by an employment contract that is reviewed annually by the Committee for renewal. In 1999, the Chief Executive Officer was entitled to receive ten percent (10%) under the first tier bonus, and five percent (5%) under the second tier bonus. The other executive officers who participated in the Executive Officer Bonus Policy in 1999 were R. Bruce Dewey and Stephen M. Shea. Messrs. Reed, Dewey and Shea are the only executive officers entitled to participate in the Executive Officer Bonus Policy in 2000.

         The Compensation Committee, based on the recommendations of the Chief Executive Officer, also selects executive officers eligible to participate in the Key Employee Bonus Policy, and establishes their respective participation percentage, as well as the targets for the specified return on tangible net assets employed. Each of the executive officers' respective participation percentage is established by reference to his or her level of performance, responsibility and contribution to the profitability of the various business units in which the executive officer is involved. The participation by executive officers in the Key Employee Bonus Policy is based on their participation percentage in the operating profits of the Company's individual business units in excess of a specified return on tangible net assets employed in such business unit. The specified return targets for the Key Employee Bonus Policy for 1999 vary by business unit, but were generally a twenty percent (20%) return. In 1999, William S. Rafferty and James A. Burk were the executive officers participating in the Key Employee Bonus Policy and they are the only executive officers eligible to participate in 2000.

         As demonstrated in the Summary Compensation Table, the performance-based cash bonuses paid to the Company's executive officers in 1999 are a major portion of their respective total compensation and thus the Compensation Committee's objective, of directly and objectively binding the compensation of the executive officers to the Company's financial performance, has been achieved.

         Other Compensation. The Compensation Committee also relies on several other compensation methods to retain executive talent critical to the Company's operations by granting the opportunity to acquire a proprietary interest in the Company to selected senior executives under the Mestek 1996 Stock Option Plan; by providing a supplemental retirement plan which provides a fixed retirement benefit payable for the life of the participant after he or she reaches age 65, with payments to any surviving spouse or dependent at 50% of the amounts payable during the life of the participant and through a long-term disability benefit; and by providing individual policies for long-term disability insurance under which each of the executive officers may receive a benefit of $3,000 or $2,500 per month (depending upon eligibility) until age 65 in the event of a disability, subject to certain conditions including continued employment with the Company.

         Stock Options granted under the Mestek Inc. 1996 Stock Option Plan, (which has previously been approved by the shareholders) provide incentives to the senior executives receiving such options in maximizing stock price appreciation of the Company's common stock and thereby closely aligning their interests with the long-term interests of the shareholders, and also serves to retain senior executives by vesting in them a proprietary interest in the Company. Option exercise prices are set at 100% of the fair market value on the date of the grant. The options vest in 20% increments annually after one year from the date of the grant, and thereafter expire in ten years. The number of shares in each particular stock option is at the discretion of the Compensation Committee and upon the recommendation of the Chief Executive Officer. However, the total aggregate amount of stock options granted under the Mestek, Inc. 1996 Stock Option Plan is limited to 500,000 shares. Options to acquire 90,000 shares under the Plan were granted in 1996. Options to acquire 70,000 shares under the Plan were granted to senior executives Messrs. J.A. Burk, R.B. Dewey, W.S. Rafferty and S.M. Shea in 1999 and options to acquire an additional 15,000 shares were granted to other officers in 1999.

         After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents this report to the full membership of the Board of Directors at its December meeting each year. The recommendations of the Compensation Committee for each of 1997, 1998 and 1999 were presented, discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company held on December 14, 1999, Mr. J.E. Reed abstaining.

         In addition, each year the entire Board of Directors, based upon the recommendation of the Compensation Committee considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company's Profit Sharing Plan. For the fiscal year ended December 31, 1999, the Compensation Committee recommended and the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $72,600 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $72,600 (as limited in accordance with the Employee Retirement Income Security
Act).

DAVID W. HUNTER, Chairman, A. WARNE BOYCE, WILLIAM J. COAD, Members

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         This Shareholder Return Performance Presentation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek against the cumulative total return of the S&P Composite 500 Stock Index and our "Peer Group", the S&P Building Materials Index for the period of five (5) fiscal years commencing December 31, 1994 and ended December 31, 1999. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Mestek Common Stock, S&P 500, and S&P Building Materials. Cumulative total return assumes reinvestment of dividends.

                       COMPARATIVE FIVE-YEAR TOTAL RETURNS

                 Mestek, Inc., S&P 500, S&P Building Materials

                     (Performance results through 12/31/99)

[OBJECT OMITTED]

Company/Index             Dec94    Dec95     Dec96     Dec97     Dec98    Dec99

MESTEK INC                 100    120.51    169.23    192.31    205.13    207.69
S&P 500 INDEX              100    137.58    169.17    225.60    290.08    351.12
BUILDING MATERIALS-500     100    135.45    161.66    196.75    209.14    167.18



         WESTFIELD, MASSACHUSETTS. Mestek leases several parcels of property and office space in Westfield, Massachusetts from Sterling Realty Trust, as described below. Mestek's corporate headquarters and commercial products manufacturing facilities are leased under two leases corresponding to the two major buildings on the north side of Notre Dame Street, one at a net annual rental of $192,000, which expired on December 31, 1999 and is presently continuing on a month-to-month basis pending approval and execution of a new lease, and the other at a net annual rental of $76,800, which expires on June 30, 2003. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008 at a net annual rental of $256,800, payable monthly. Mestek also leases office space for its gas products group and for its controls and software group under two leases in an office building on North Elm Street; one lease which expires on June 30, 2004 at an annual rental of $75,504 and an annual buildout amortization of $51,564, payable monthly and the other lease is on a month-to-month term at an annual rental of $18,720. Sterling Realty Trust is a Massachusetts business trust of which John E. Reed is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries. Mestek formerly leased certain equipment used in the Westfield facilities pursuant to a lease from Sterling Realty Trust for an annual rental of $24,360. Mestek acquired the equipment as of January 1, 1999. Mestek also leased certain equipment used in the Westfield facilities pursuant to a lease from the Elizabeth C. Reed Trust for an annual rental of $3,600, and Mestek also acquired the equipment as of January 1, 1999. Mr. Reed is the trustee of the Elizabeth C. Reed Trust and his daughter is the sole beneficiary. Mestek also leased certain equipment pursuant to a lease from Machinery Rental Company for an annual rental of $24,888 that expired December 31, 1999, and Mestek acquired the equipment as of January 1, 2000. John E. Reed is the sole proprietor of Machinery Rental Company.

         FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. ("Rudbeek") pursuant to an amended lease for an annual minimum net base rental of $408,000, payable monthly. Rudbeek is owned by James A. Burk (Mr. E. H. Burk's son and Vice President of the Company) and certain other members of the Burk family, and a family trust for which John E. Reed, a director of the Company, serves as trustee and of which Stewart B. Reed (Mr. Reed's son and a director of the Company), is a beneficiary. Mestek leased certain equipment for use at the Farmville facility pursuant to a lease from Sterling Realty Trust for an annual rental of $5,700 and pursuant to a lease from the Elizabeth C. Reed Trust for an annual rental of $3,000. Mestek acquired the equipment from both Trusts as of January 1, 1999. Mestek also leases certain equipment pursuant to a lease from Machinery Rental Company for an annual rental of $132,360 which equipment was acquired by Mestek as of January 1, 2000.

         WRENS, GEORGIA. Mestek leased certain equipment used in its Wrens, Georgia facility pursuant to a lease from Sterling Realty Trust for an annual rental of $10,440 and pursuant to a lease from the Elizabeth C. Reed Trust for an annual rental of $11,940. Mestek acquired the equipment from both Trusts as of January 1, 1999. Mestek also leased certain equipment pursuant to a lease from Machinery Rental Company for an annual rental of $16,032 which equipment was acquired by Mestek as of January 1, 2000.

         SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership ("MacKeeber"), a Connecticut limited partnership, pursuant to an amended lease for a net annual base rental of $324,600, payable monthly. Such lease expires on December 31, 2004. MacKeeber is owned by John E. Reed, Stewart B. Reed, E. Herbert Burk and David R. Macdonald, all directors of the Company, as limited partners and John E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other's note under the loan agreement. The obligations of the Company under its note have been paid in full. Mestek leased certain equipment for use at the South Windsor facility pursuant to a lease from Machinery Rental Company for an annual rental of $24,000 which equipment was acquired by Mestek as of January 1, 2000.

         LOS ANGELES, CALIFORNIA. Pacific/Air Balance, Inc., a wholly-owned subsidiary of the Company, rents a facility at 13516 Desmond Street, Los Angeles, California, from Production Realty, Inc., pursuant to a written lease for an amount equivalent to an annual rental of $120,000 payable monthly. The lease was renewed and will expire on December 31, 2000. The Company has plans to move its operations to another nearby facility, and the lease will not be renewed beyond its expiration date. Stewart B. Reed, a director of the Company, is the sole shareholder of Production Realty, Inc.

         OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek retained the law firm of Baker & McKenzie during 1999 and proposes to retain that firm during 2000. David R. Macdonald, a director of the Company, retired as a partner in the Washington, D.C. office of Baker & McKenzie in June, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

         Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 31, 2000 are John E. Reed and Stewart B. Reed, both of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

         The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding Common Stock as follows on March 30, 2000:

                               Amount and nature of              Percent
Name and beneficial            beneficial ownership             of Class
------------------- -------------------- --------

Directors:
A. Warne Boyce                      3,200                             *
E. Herbert Burk                   360,200 (1)                     4.12%
William J. Coad                     3,200                             *
Winston R. Hindle, Jr.              9,000                             *
David W. Hunter                    13,330 (2)                         *
David M. Kelly                      4,000                             *
David R. Macdonald                  8,000                             *
John E. Reed                    3,297,993 (3)                    37.72%
Stewart B. Reed                 2,210,387 (4)                    25.28%

Executive Officers:
James A. Burk                      34,594 (5)                         *
R. Bruce Dewey                     25,307 (6)                         *
William S. Rafferty                26,000 (6)                         *
Stephen M. Shea                    26,000 (7)                         *
All executive officers and
directors as a group
(13 persons)                    6,021,211                        68.29%

* less than 1%

(1) Excludes 137,500 shares of common stock held by a spousal trust, to which he disclaims ownership.

(2) Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(3) Excludes 13,307 shares of common stock held by his wife and 13,307 shares of common stock held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such common shares are, however, included in the shares listed as beneficially owned by Stewart B. Reed per note (4) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(4) Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(5) Includes 1,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan underlying options exercisable within 60 days of March 31, 2000.

(6) Includes 25,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan underlying options exercisable within 60 days of March 31, 2000.

(7) Includes 23,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan underlying options exercisable within 60 days of March 31, 2000.

                          COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all applicable Section 16(a) filing requirements were satisfied except Jack E. Nelson, Stewart B. Reed and A. Warne Boyce.

                            MATTERS TO BE ACTED UPON

1.       Election of Directors

         In accordance with the By-Laws of the Company, the Board of Directors consists of not less than seven (7) nor more than fourteen (14) members, as set forth from time to time by the Board of Directors, elected by the shareholders annually. The Board of Directors has set the number of members at nine (9). Nine
(9) of the current directors will stand for election at the Annual Meeting on May 12, 2000. The Board of Directors recommends the election of the nine (9) nominees identified below. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the nine (9) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company.

Nominees to be Elected

A. Warne Boyce             Age 70              Director of Mestek from
                                                  1983 to 1986 and since 1990

         Mr. Boyce has been Chairman and Chief Executive Officer of Microbac Laboratories, Inc., Pittsburgh, Pennsylvania, since 1989 and President since
1969.   He is President of an affiliated company Orbeco Analystical Systems,
Inc., of Long Island, NY, and Vice Chairman of Southern Testing and Research Laboratories, Inc. of Wilson, NC, also an affiliated company. Mr. Boyce was a Director of Chester Environmental, Inc., a former subsidiary of the Company, from 1985 until 1990. He is a Trustee of the Rhodes Charitable Trust of Pittsburgh, Pennsylvania.


E. Herbert Burk            Age 81           Director of Mestek since 1986

         Mr. Burk retired on July 31, 1987 as Senior Vice President of the Company, an office he had held since 1986. Prior to the merger of Mestek, Inc. and Reed National Corp. on July 31, 1986, Mr. Burk had been a Director and Vice President of Reed since 1969 and a Senior Vice President of Reed since 1975.
He had been employed by Reed since 1948. Mr. Burk is the father of James A. Burk, who is a Vice President of the Company.


William J. Coad            Age 68           Director of Mestek since 1986

         Mr. Coad has been President and Chairman of the Board of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, since 1984, and from 1968 until 1984 he served as its Vice President and Director. He was an affiliate Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1989. Mr. Coad is also a Director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick,
Massachusetts.   Prior to the 1986 merger of Mestek, Inc. and Reed National
Corp., Mr. Coad had been a Director of Reed since 1985.


Winston R. Hindle, Jr.     Age 69           Director of Mestek since 1994

         Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company's Executive Committee. Mr. Hindle is a member of Mestek's Executive Committee. Mr. Hindle serves as a Director of National Northeast Corporation, a subsidiary of the Company and as a designee of Mestek on the board of Simione Central Holdings, Inc. Mr. Hindle is also a director of Keane, Inc., of Boston, Massachusetts and CP Clare Corporation of Beverly, Massachusetts.


David W. Hunter            Age 71           Director of Mestek since 1985

         Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990.
Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, Quanterra, Inc. and U.S. Tool & Die Corporation. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987. Mr. Hunter also serves as a designee of Mestek on the Board of Directors of Simione Central Holdings, Inc.

David M. Kelly             Age 58           Director of Mestek since 1996

         Mr. Kelly is currently the Chairman of the Board and Chief Executive Officer of Matthews International Corporation, located in Pittsburgh, Pennsylvania, and also served as President and Chief Operating Officer of Matthews International since 1995. Prior to his employment with Matthews International, Mr. Kelly was employed by Carrier Corporation for 22 years where he held a variety of executive positions, in the United States and in Asia, in Marketing, Manufacturing and Operations. Mr. Kelly received a Bachelor of
Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. Mr. Kelly also serves as a Director of various subsidiaries of Matthews International, Elliott Corporation and the United Way of Allegheny County.

David R. Macdonald           Age 69         Director of Mestek since 1986

         Mr. Macdonald is Chairman and Chief Executive Officer of the David R. Macdonald Foundation. In June, 1996, he retired as a partner in the Washington,
D.C. office of the law firm of Baker & McKenzie.   Between 1981 and 1983, Mr.
Macdonald served as Deputy United States Trade Representative, with the rank of Ambassador. Between 1977 and 1981, Mr. Macdonald was engaged in private law practice with the firm of Baker & McKenzie in Chicago, Illinois. Before 1977, Mr. Macdonald served as Under Secretary of the Navy and as Assistant Secretary of the Treasury for Enforcement, Operations and Tariff Affairs. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Macdonald had been a Director of Reed since 1983.

John E. Reed                 Age 84         Director of Mestek since 1986

         Mr. J.E. Reed has been Chairman of the Board, President and Chief Executive Officer of the Company since 1989, is a member of the Executive Committee and serves on the Boards of the Company's subsidiaries and as a designee of Mestek on the board of Simione Central Holdings, Inc. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a Director of Wainwright Bank & Trust Co., Boston, Massachusetts. Mr. Reed is the father of Stewart B. Reed, a director of the Company.

Stewart B. Reed            Age 52           Director of Mestek since 1986

         Through April 1996, Mr. S.B. Reed was employed as the Executive Vice President of the Company and now serves as a consultant to the Company. He is a member of the Executive Committee and serves as a director of National Northeast Corporation, a subsidiary of the Company and as a designee of Mestek on the board of Simione Central Holdings, Inc. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is the son of John E. Reed, Chairman of the Board, President and Chief Executive Officer of the Company.

                          BOARD MEETINGS AND COMMITTEES

         During the calendar year of 1999 the Board of Directors held four (4) meetings. All directors were present at the meetings, except Mr. Burk who was excused from one meeting due to illness.

         The Board of Directors has four (4) standing committees: Audit, Compensation, Executive and Nominating.

Audit Committee

         The Audit Committee's responsibilities include (a) reviewing and evaluating the work and performance of the Company's independent accountants and making recommendations to the Board of Directors regarding the selection of such independent accountants, (b) conferring with the Company's independent accountants and its financial officers to evaluate the Company's internal accounting methods and procedures and to recommend changes in such methods and procedures, (c) reviewing and making recommendations on all related party transactions and the Company's conflict of interest policy, (d) directing the tasks of the internal auditor of the Company, and (e) reviewing and overseeing the organization and operation of the financial operations of the Company. The Audit Committee held three (3) meetings and consulted with each other and management as necessary to discharge its duties throughout 1999. The current members of the Audit Committee are Messrs. Kelly (Chairman), Hindle and Macdonald.

Compensation Committee

         The Compensation Committee is responsible for reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee above. The Compensation Committee met in December, 1999 to consider and recommend compensation matters to the Board of Directors. The current members of the Compensation Committee are Messrs. Hunter (Chairman), Coad and Boyce.

Executive Committee

         To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Executive Committee are Messrs. J.E. Reed (Chairman), S.B. Reed and Hindle.

Nominating Committee

         The Nominating Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, and
(c) proposing nominees to fill vacancies on the Board of Directors as they occur. The Nominating Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Nominating Committee are Messrs. Boyce (Chairman), Hunter and Burk. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Nominating Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

2.       Approval of Appointment of Independent Public Accountants

         The Board of Directors of the Company has voted to appoint the accounting firm of Grant Thornton as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2000 and recommends that the shareholders of the Company approve such appointment at the Annual Meeting of the Company. Although approval by the shareholders of the appointment of independent public accountants is not required, the Company has followed the practice of submitting such appointment for approval by the shareholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of Grant Thornton. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of Grant Thornton. A representative of Grant Thornton has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

3.       Other Matters

         No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                  VOTE REQUIRED

         The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Articles of Incorporation or By-Laws.

         The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the nine (9) positions on the Board of Directors of the Company to be filled. The appointment of the independent accountants will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

         Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

March 31, 2000                                     MESTEK, INC.